                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

|X|     Preliminary Proxy Statement
|_|     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
|_|     Definitive Proxy Statement
|_|     Definitive Additional Materials
|_|     Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Genesis Health Ventures, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:


           --------------------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:


           --------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):


            --------------------------------------------------------------------


         4) Proposed maximum aggregate value of transaction:


            --------------------------------------------------------------------

         5) Total fee paid:


            --------------------------------------------------------------------

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:


            --------------------------------------------------------------------

         2) Form, Schedule or Registration Statement No.:


            --------------------------------------------------------------------

         3) Filing Party:


            --------------------------------------------------------------------

         4) Date Filed:


            --------------------------------------------------------------------

                                      LOGO

                                                   101 East State Street
                                                   Kennett Square, PA 19348-3021
                                                   Tel: 610 444 6350







                                                               February __, 1999


Dear Shareholder:

         You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Genesis Health Ventures, Inc. which will be held on Thursday, March 11, 1999 at 10:00 A.M., at 209 Dalmatian Street, Kennett Square, Pennsylvania 19348. The official notice of the meeting together with a proxy statement and form of proxy are enclosed. Please give this information your careful attention.

             Shareholders of the Company are being asked to elect three directors of the Company to serve for three-year terms until the 2002 Annual Meeting of Shareholders, to approve amendments to the Company's Amended and Restated Employee Stock Option Plan and, if properly presented by the shareholder, to consider a shareholder proposal. Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy and returning it promptly.

                                                        Sincerely,

                                                    /s/ Michael R. Walker
                                                    -------------------------
                                                        MICHAEL R. WALKER
                                                        Chairman and
                                                        Chief Executive Officer

                          GENESIS HEALTH VENTURES, INC.
                              101 East State Street
                          Kennett Square, PA 19348-3021

                      ------------------------------------

                    Notice of Annual Meeting of Shareholders
                                 March 11, 1999

                       -----------------------------------

To Our Shareholders:

         The 1999 Annual Meeting of Shareholders of Genesis Health Ventures, Inc. (the "Company") will be held at 209 Dalmatian Street, Kennett Square, Pennsylvania 19348, on Thursday, March 11, 1999 at 10:00 A.M., for the following purposes as more fully described in the annexed Proxy Statement:

         1. To elect three directors for terms of three years each;

         2. To consider and act on amendments to the Company's Amended and Restated Employee Stock Option Plan which (a) increase the number of shares issuable under the plan from 6,250,000 to 6,750,000; (b) eliminate the ability to issue Non-Qualified Stock Options at less than the fair market value of the Company's Common Stock as of the date of grant;

         3. If presented properly by the Shareholder, to consider and act on a shareholder proposal; and

         4. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         The Board of Directors has fixed December 18, 1998, as the record date for the determination of shareholders entitled to vote at the meeting or any postponement or adjournment thereof.

         IF YOU PLAN TO ATTEND:

         Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Please note that if your shares, or the person or entity for whom you are the duly appointed proxy, are held in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

         Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the envelope provided for that purpose.

                                        By the Order of the Board of Directors

                                    /s/ Ira C. Gubernick
                                    -------------------------------------------
                                        IRA C. GUBERNICK
                                        Vice President - Office of the Chairman
                                        and Corporate Secretary


February __, 1999

                          GENESIS HEALTH VENTURES, INC.
                              101 East State Street
                          Kennett Square, PA 19348-3021

                              --------------------

                                 PROXY STATEMENT

                              --------------------

         This proxy statement, which together with the accompanying proxy card is first being mailed to shareholders on or about February __, 1999, is furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors on behalf of the Company for use in voting at the 1999 Annual Meeting of Shareholders, including any adjournment or postponement thereof.

         Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any proxy not so directing to the contrary will be voted FOR the Company's nominees as directors, FOR approval of the amendments to the Company's Amended and Restated Employee Stock Option Plan and AGAINST the shareholder proposal described below if it is properly presented at the Annual Meeting. Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering a later dated proxy or by giving written notice to the Secretary of the Company.

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile, by directors, officers or employees of the Company and its subsidiaries without additional compensation. In addition, ChaseMellon Shareholder Services, L.L.C. will provide solicitation services to the Company for a fee of approximately $4,500.00 plus out-of-pocket expenses. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Voting Securities

         At the close of business on December 18, 1998, the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, the Company's outstanding voting securities consisted of 35,206,418 shares of Common Stock and 590,253 shares of Series G Cumulative Convertible Preferred Stock (the "Preferred Stock"). Holders of Common Stock are entitled to one vote per share and holders of the Preferred Stock are entitled to 13.44 votes per share.

         Pursuant to an agreement dated April 26, 1998 (the "Rights Agreement") between the Company and HCR Manor Care, Inc. ("Manor"), Manor has agreed to vote its 586,240 shares of the Company's Preferred Stock in accordance with the recommendation of the Company's Board of Directors. In connection with the Rights Agreement, Genesis has agreed to appoint one nominee of Manor as a member of the Company's Board of Directors. The Manor nominee is Jack R. Anderson.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth at December 31, 1998, certain information with respect to the beneficial ownership of Common Stock (i) by each person who is known by the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) by each director, (iii) by each of the Company's five most highly compensated executive officers and (iv) by all directors and executive officers as a group.

                                                     Shares of
                                                    Common Stock     Percent of
                                                    Beneficially    Common Stock
                                                      Owned (1)        Owned
                                                    ------------    ------------
Putnam Investments, Inc. (2)
     One Post Office Square
     Boston, Massachusetts 02109                      3,289,151         9.0%
HCR Manor Care, Inc.
     One Seagate
     Toledo, OH  43604-2616 (3)                       7,879,570        18.3%
Jack R. Anderson (4)                                    200,000          *
Richard R. Howard (5)                                   306,450          *
Samuel H. Howard (6)                                     18,000          *
Roger C. Lipitz (7)                                      43,000          *
Stephen E. Luongo (8)                                    52,018          *
Alan B. Miller (9)                                       28,000          *
Michael R. Walker (10)                                  926,400          *
David C. Barr (11)                                      243,270          *
George V. Hager, Jr. (12)                               143,353          *
Michael G. Bronfein (13)                                271,911          *
All executive officers and directors
 as a group (18 persons)                               2,441,235        6.9%
-------------------
* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after December 31, 1998. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based upon a Schedule 13G, dated January 28, 1998. Consists of 2,984,152 shares beneficially owned by Putnam Investment Management, Inc. and 605,948 shares beneficially owned by The Putnam Advisory Company, Inc. which are registered investment advisors, and are wholly-owned by Putnam Investments, Inc. Putnam Investments, Inc. is a wholly-owned subsidiary of Marsh & McLennon Companies, Inc.

(3) Consists of 586,240 shares of Preferred Stock, which are convertible into 7,874,570 shares of Common Stock. Does not include shares beneficially owned by Jack R. Anderson who is Manor's designee to the Board of Directors.

(4) Does not include shares beneficially owned by Manor; Jack R. Anderson is Manor's designee to the Board of Directors.

(5) Includes 203,750 shares of Common Stock which may be acquired upon the exercise of stock options.

(6) Consists of 18,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(7) Includes 18,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(8) Includes 30,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(9) Includes 22,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(10) Includes 467,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(11) Includes 213,270 shares of Common Stock which may be acquired upon the exercise of stock options.

(12) Includes 111,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(13) Includes 55,000 shares of Common Stock which may be acquired upon the exercise of stock options.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Information Concerning Nominees

         Three directors are to be elected at the Annual Meeting to serve three-year terms until the 2002 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

         The Board of Directors has designated the persons listed below to be nominees for election as directors:

         Name                     Age      Position with the Company
         ------                   ---      --------------------------
Jack R. Anderson (1)              73       Director
Richard R. Howard (2)             49       Vice Chairman and Director
Samuel H. Howard (3)              59       Director

-------------------

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Executive Committee of the Board of Directors.
(3) Member of the Audit Committee, Compensation Committee and Stock Option Committee of the Board of Directors.

         Jack R. Anderson has served as a director of the Company since November 1998. Since 1982, Mr. Anderson has been President of Calver Corporation, a Dallas based health care consulting and investing firm. From September 1981 until May 1982, Mr. Anderson served as President of Manor Care, Inc. From 1970 until 1981, Mr. Anderson served as President and later as Chairman of Hospital Affiliates International, Inc., a hospital management company in Nashville. Mr. Anderson is a member of the Board of Directors of Horizon Health Corporation and PacifiCare Health Systems, Inc.

         Richard R. Howard has served as a director of the Company since its inception, as Vice President of Development from September 1985 to June 1986, as President and Chief Operating Officer from June 1986 to April 1997, as President from April 1997 to November 1998 and as Vice Chairman since November 1998. Mr. Howard's background in healthcare includes two years as the Chief Financial Officer of Health Group Care Centers ("HGCC"). Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a Bachelor of Science degree in Economics in 1971. Mr. Howard is a member of the Board of Directors of The Multicare Companies, Inc. ("Multicare").

         Samuel H. Howard has served as a director of the Company since March 1988. He is the founder and chairman of Xantus Corporation and the founder and President of Phoenix Communications Group, Inc. and Phoenix Holdings, Inc. all of which are based in Nashville, Tennessee. Mr. Howard's past corporate and operations experience in the healthcare industry include having served as the Senior Vice President of Public Affairs for Hospital Corporation of America from August 1981 to January 1990, Vice President and Treasurer for Hospital Affiliates International Inc., and Vice President of Finance and Business for Meharry Medical College. In addition, Mr. Howard was a financial analyst for General Electric and a White House Fellow with U.S. Ambassador Arthur Goldberg. Mr. Howard is a member of the Board of Directors of O'Charley's Inc.

         Richard R. Howard and Samuel H. Howard are not related.

         Jack R. Anderson, Richard R. Howard and Samuel H. Howard are currently serving as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected. The Company has no reason to believe that any of the nominees will be unavailable for election. Should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee.

         Unless authority has been withheld, the proxy agents intend to vote FOR the election of all of the Company's nominees. The election of a director requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the nominee has received the required shareholder vote. The Board of Directors unanimously recommends that you vote "For" the election of each nominee.

Information Concerning Continuing Directors

         The following tables set forth certain information concerning those directors whose terms will expire at the 2000 and 2001 Annual Meetings of
Shareholders:

         Name                     Age     Position with the Company
         ----                     ---     -------------------------
The terms of the following directors will expire in 2000:

Stephen E. Luongo (1)             51       Director
Michael R. Walker (2)             50       Chairman and Chief Executive Officer

The terms of the following directors will expire in 2001:

Roger C. Lipitz (1), (3)          56       Director
Allen B. Miller  (2)              61       Director

-------------------
(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Executive Committee of the Board of Directors.
(3) Member of the Audit Committee and Stock Option Committee of the Board of Directors.

         Stephen E. Luongo has served as a director of the Company since June 1985. He is a partner in the law firm of Blank Rome Comisky & McCauley LLP. Blank Rome Comisky & McCauley LLP serves as outside legal counsel for the Company.

         Michael R. Walker is the founder of the Company and has served as Chairman and Chief Executive Officer of the Company since its inception. In 1981, Mr. Walker co-founded HGCC. At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of Hospital Affiliates International. Mr. Walker holds a Master of Business Administration degree from Temple University and a Bachelor of Arts in Business Administration from Franklin and Marshall College. Mr. Walker has served as Chairman of the Board of Trustees of ElderTrust since its inception in January 1998 and has served as Chairman of the Board of Directors of Multicare since October 1997.

         Roger Lipitz has served as a director of the Company since March 1994. From January 1994 until January 1996, Mr. Lipitz served on a consulting basis as Director of Government Relations of the Company. From 1969 until its acquisition by the Company in 1993, Mr. Lipitz served as Chairman of the Board of Meridian Healthcare, Inc., a Maryland based long-term care company which operated over 5,000 beds and related businesses. Mr. Lipitz is a past president of the American Health Care Association, Health Facilities Association of Maryland and the National Council of Health Care Services. Mr. Lipitz is a member of the Board of Directors of Blue Cross and Blue Shield of Maryland.

         Alan B. Miller has served as a director of the Company since October 1993. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc., a Pennsylvania based health services company. Prior thereto, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of American Medicorp, Inc. Mr. Miller is Chairman of the Board of Trustees of Universal Health Realty Income Trust and a member of the Board of Directors of CDI Corp., and Penn Mutual Life Insurance Company.

Board Meetings and Committees of the Board

         The Board of Directors held four regular meetings and seven special meetings during the fiscal year ended September 30, 1998.

         The Executive Committee held four meetings during the fiscal year ended September 30, 1998. The Executive Committee has the authority of the Board of Directors in the management of the business of the Company between the dates of regular meetings of the Board of Directors.

         The Compensation Committee held three meetings during the fiscal year ended September 30, 1998. The Compensation Committee reviews the compensation of executive officers and makes recommendations to the Board regarding executive and incentive compensation.

         The Stock Option Committee held two meetings during the fiscal year ended September 30, 1998. The Stock Option Committee administers the Company's Employee Stock Option Plan.

         The Audit Committee held two meetings during the fiscal year ended September 30, 1998. The Audit Committee is responsible for reviewing the Company's accounting and financial practices and policies and the scope and results of the Company's audit. The Audit Committee is also responsible for recommending the selection of the Company's independent public accountants.

         The Company does not have a standing nominating committee.

         Each director attended more than 75% of the meetings of the Board and committees of which he was a member during the fiscal year ended September 30, 1998.

         Directors who are not employees of the Company receive an annual retainer of $6,000 plus $2,500 for each regularly scheduled Board meeting which they attend and annually receive options to purchase 4,500 shares of Common Stock at an option price equal to the share's fair market value on the date of the grant. See "Executive Compensation and Certain Transactions -- Stock Option Plans -- Director Plan."

                                   PROPOSAL 2

          APPROVAL OF AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED
                           EMPLOYEE STOCK OPTION PLAN

         On November 11, 1998 the Board of Directors approved an amendment to the Company's Amended and Restated Employee Stock Option Plan (the "Employee Stock Option Plan") that increased the maximum number of shares issuable under the Employee Stock Option Plan by 500,000 shares to a total of 6,750,000 shares, subject to approval by the shareholders of the Company. Under the Company's incentive compensation program, stock options issued under the Employee Stock Option Plan are the sole form of incentive compensation to officers and most eligible employees of the Company. In January 1999, the Board of Directors approved an amendment to the Employee Stock Option Plan that eliminated the right to issue Non-Qualified Stock Options at less than the fair market value of the Company's Common Stock as of the date of grant.

Amendment to Increase Authorized Shares from 6,250,000 to 6,750,000

         Currently, options for a total of 6,250,000 shares may be issued under the Employee Stock Option Plan. Of these shares, 254,372 shares remain currently available for future options. The amendment increases the maximum number of shares issuable under the Employee Stock Option Plan by 500,000 to a total of 6,750,000 shares. If the shareholders do not approve the increase, then the maximum number of shares issuable under the Employee Stock Option Plan will remain at 6,250,000.

         The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, key employees, consultants and advisors of the Company. The Board of Directors believes that the Company should have shares available under the Employee Stock Option Plan to provide options to certain of its officers, key employees, consultants and advisors. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management employees receive options to purchase the Company's Common Stock, and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options, particularly incentive stock options, are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company and its shareholders. On November 11, 1998, subject to shareholder approval of the plan amendments, the Stock Option Committee approved the grant of 300,000 Non-Qualified Stock Options to Michael R. Walker, the Company's Chairman and Chief Executive Officer.

Amendment to Eliminate Right to Issue Non-Qualified Stock Options at Less Than Fair Market Value

         Currently, the Employee Stock Option Plan permits the minimum option price of Non-Qualified Stock Options issued under the Employee Stock Option Plan to be equal to 85% of the fair market value of the Company's Common Stock as of the date of grant. The amendment requires all Non-Qualified Stock Options issued under the Employee Stock Option Plan to be issued at a price of not less than 100% of the fair market value of the Company's Common Stock as of the date of grant.

         Set forth below is a summary of certain significant provisions of the Employee Stock Option Plan.

General

         Pursuant to the Employee Stock Option Plan, stock options may be granted which are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options not intended to so qualify ("Non-Qualified Options"). The primary purpose of the Employee Stock Option Plan is to provide additional incentive to key employees and officers of the Company by encouraging them to invest in the Company's Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

Eligibility and Administration

         All officers and key employees of, and consultants and advisors to, the Company or any current or future subsidiary ("Subsidiary") (currently in excess of 1300 people) are eligible to receive options under the Employee Stock Option Plan. The Employee Stock Option Plan is administered by the Stock Option Committee. Subject to the provisions of the Employee Stock Option Plan, the Stock Option Committee determines, among other things, which officers, key employees, consultants and advisors of the Company and any subsidiary will be granted options under the Employee Stock Option Plan, whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the rate of option exercisability, the duration of an option and the exercise price of an option. The Stock Option Committee has the exclusive right to adopt or rescind rules for the administration of the Employee Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Employee Stock Option Plan. The Stock Option Committee also has the right to modify, suspend or terminate the Employee Stock Option Plan, subject to certain conditions.

Number of Shares Adjustment

         The aggregate number of shares which may be issued upon the exercise of options granted under the Employee Stock Option Plan will be increased as a result of the proposed amendment from 6,250,000 to 6,750,000 shares of the Company's Common Stock. The aggregate number and kind of shares issuable under the Employee Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of the Company, such as by stock dividend, stock split or other circumstances deemed by the Stock Option Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Employee Stock Option Plan. The maximum number of shares for which options may be granted to any participant in any year is 750,000 shares of Common Stock, subject to certain adjustments in the event of any change in the outstanding shares of the Common Stock of the Company. On November 11, 1998, subject to shareholder approval of the plan amendments, the Stock Option Committee approved the grant of 300,000 Non-Qualified Stock Options to Michael R. Walker, the Company's Chairman and Chief Executive Officer.

Exercise Price and Terms

         The exercise price for Incentive Options granted under the Employee Stock Option Plan must be equal to at least 100% of the fair market value of the Company's Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company must not be less than 110% of the fair market value as of the date of the grant of the option. Currently, the option price for Non-Qualified Options must equal at least 85% of the fair market value of the Common Stock on the date of the grant. As discussed above, the proposed amendments to the Employee Stock Option Plan would require all Non-Qualified Stock Options to be issued at a price of not less than 100% of the fair market value of the Company's Common Stock as of the date of grant.

         Unless terminated earlier by the option's terms, Non-Qualified Options and Incentive Options granted under the Employee Stock Option Plan will expire ten years after the date they are granted, except that if Incentive Options are granted to an individual owning shares of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant, such options will expire five years after the date they are granted.

         Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock of the Company or a combination of both. Under the terms of the Employee Stock Option Plan, the Stock Option Committee could interpret the provision of the plan which allows payment of the option price in shares of Common Stock of the Company to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock and to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value of all shares to which the option relates over (b) the aggregate exercise price under the option.

Termination of Service, Death and Disability

         All unexercised options will terminate three months following the date an optionee ceases to be employed by the Company or any Subsidiary, other than by reason of disability or death (but in no event later than the expiration date). An optionee who ceases to be an employee because of a disability must exercise the option within one year after he ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one-year following the optionee's death (but in no event later than the expiration date).

Assignment of Options

         In January 1999, the Company's Stock Option Committee and Board of Directors amended the Employee Stock Option Plan to permit the transfer of Non-Qualified Stock Options to certain family members and to trusts and partnerships established for the benefit of certain family members. Prior to such amendment, the Employee Stock Option Plan provided that options granted under the plan could not be transferred except by the laws of descent and distribution in the event of death. Under current tax law, certain transfer tax benefits may be obtained when an optionee transfers an option to a family member who then exercises the option.

Federal Income Tax Consequences

         Non-Qualified Options. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction in an amount equal to such excess, provided that the Company (i) complies with applicable reporting rules and (ii) either the deduction limitation imposed by Section 162(m) of the Code is not exceeded or the Non-Qualified Options are excepted from the limitation imposed by Section 162(m) by reason of qualifying under the performance based compensation exception contained in Section 162(m). See "Section 162(m)" below.

         Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Under current law, capital gain is subject to a maximum tax rate of 20% if the holding period is more than 18 months. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See "Incentive Stock Options" below. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

         In the event of a permitted transfer by gift of a Non-Qualified Option, the transferor will remain taxable on the ordinary income realized as and when such Non-Qualified Option is exercised by the transferee. All other tax consequences described above will be applicable to the transferee of the Non-Qualified Option. A permitted transfer by gift of a Non-Qualified Option may result in federal transfer taxes to the transferor at such time as the option is transferred, as well as such later time or times as the Non-Qualified Option vests, if not fully vested on the date of the initial transfer.

         Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, the discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and
(ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over
(2) the option price, provided that the deduction limit of Section 162(m) is not exceeded or the Incentive Option qualifies for the performance-based compensation exception provided for in Section 162(m). See "Section 162(m)" below. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

         An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such shares. If the incentive stock option holding period requirements described above have not been satisfied with respect to such shares, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

         Section 162(m). Generally, Section 162(m) denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the other four highest paid executive officers during any taxable year. Although ordinary income that is realized upon the exercise of a Non-Qualified Option or the disqualifying disposition of shares acquired pursuant to the exercise of an Incentive Option is potentially subject to the limitation imposed under Section 162(m), the Company believes that Section 162(m) will have no application to stock options to be granted by reason of the amendment to increase the number of stock options which may be granted under the Employee Stock Option Plan, and will have limited applicability to stock options heretofore granted under the Employee Stock Option Plan, either because such stock options were grandfathered from the application of Section 162(m) by certain transition rules, or will qualify for the performance based compensation exemption to Section 162(m).

Option Grants

         At January 22, 1999, options to purchase a total of 4,983,382 shares of Common Stock were outstanding under the Employee Stock Option Plan at an average exercise share price of $22.05.

         On November 11, 1998, subject to shareholder approval of the plan amendments, the Stock Option Committee approved the grant of 300,000 Non-Qualified Stock Options to Michael R. Walker, Chairman and Chief Executive Officer of the Company.

         The following table sets forth certain information concerning options issued to date and not forfeited under the Employee Stock Option Plan, including options, which have been exercised:

                                                                               Total
                                                                              Options       Weighted Average
              Name and Position with the Company                              Granted        Exercise Price
              ----------------------------------                              -------       ----------------
Michael R. Walker                                                            618,126(1)          $19.02
     Chairman and Chief Executive Officer

Richard R. Howard                                                             574,150            $15.32
     Vice Chairman and Director

David C. Barr                                                                 469,500            $13.61
     Vice Chairman

George V. Hager, Jr.                                                          240,000            $15.23
     Senior Vice President and Chief Financial Officer

Michael G. Bronfein                                                           135,000            $23.98
     President, NeighborCareSM

All Executive Officers as a Group (14 persons)                              2,583,376(1)         $17.86

All Employees, other than Executive Officers and Directors,                 4,149,665            $20.97
as a Group

---------------
(1) Does not include the November 11, 1999 grant of 300,000 Non-Qualified Options which is subject to shareholder approval of the plan amendments, as discussed above.

         On January 20, 1999, the last sale price of the Company's Common Stock as reported on the New York Stock Exchange was $9.00.

         Unless authority has been withheld, the proxy agents intend to vote FOR approval of the amendments to the Employee Stock Option Plan. The approval of the amendments to the Employee Stock Option Plan requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon, provided that the total votes cast represent over 50% of all securities entitled to vote on the proposal. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote. The Board of Directors unanimously recommends that you vote "FOR" approval of the amendment to the Employee Stock Option Plan.

                              SHAREHOLDER PROPOSAL

          The Service Employees International Union (the "Union"), the holder of one share of the Company's Common Stock, has notified the Company that it intends to submit the following resolution at the Annual Meeting:

         RESOLVED, that the shareholders of the Company urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board of Directors so that all directors are elected annually. The declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

         The Union has indicated its intention to solicit proxies in support of its proposal. As noted above, the Union has indicated that it owns one share of Common Stock of the Company with a market value of approximately $9.00 as of January 20, 1999. The Union's solicitation materials indicate that the Union intends to spend about $5,000 on printing, mailing and postage in connection with the solicitation, which is substantially in excess of the value of their Company Common Stock.

         The Board of Directors recommends a vote AGAINST this proposal if it is submitted for the following reasons:

         This shareholder proposal is expected to be submitted to the Company by the Union. The Company is regularly engaged in negotiating labor agreements with various local chapters of the Union. Furthermore, the Union has had an ongoing organizing campaign against the Company since July 1998. Management believes this proposal reflects an attempt by the Union to gain leverage over the Company in the Union's organizing campaign and for use in labor negotiations with the Company. The Board believes it is inappropriate for the Union to seek to gain negotiating leverage in its dealings with the Company through the use of the Company's proxy process.

         The Board of Directors believes that a classified board continues to serve the Company, the shareholders and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections, in which approximately one-third of the board is elected each year, offer shareholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year-to-year for the benefit of all who rely on it. A system of classified directors also benefits shareholders by making corporate takeovers, or the threat of corporate takeovers, by proxy contest more difficult, since incumbent directors always represent a majority of the Board and are in a position to protect the interests of all shareholders.

         Unless authority has been withheld, the proxy agents intend to vote against approval of the shareholder proposal if it is submitted at the Annual Meeting. The approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote. For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of the Company and unanimously recommends that you vote against the shareholder proposal if it is submitted at the Annual Meeting.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Compensation Committee and Stock Option Committee Report


         The Compensation Committee of the Board of Directors is comprised of Stephen E. Luongo, Roger C. Lipitz and Samuel H. Howard, who were not officers or employees of the Company during the fiscal year. The Compensation Committee reviews the compensation of executive officers and makes recommendations to the Board of Directors regarding executive compensation. The Stock Option Committee of the Board of Directors is comprised of Roger C. Lipitz and Samuel H. Howard. The Stock Option Committee administers the Company's Employee Stock Option Plan.

         The Company's compensation policies and practices with respect to executive officers are designed and implemented to motivate and retain senior executives. In determining compensation levels the Committee considers compensation packages offered by similar sized companies within the health care industry.

         Total compensation is currently divided into two primary components: base salary and stock options. The award and vesting of stock options serves as incentive for superior performance and is based upon both the performance of the executives and the Company. Under the Company's incentive compensation program, stock options issued under the Employee Stock Option Plan are the sole form of incentive compensation to most eligible employees. See "Executive Compensation and Certain Transactions - Incentive Compensation Program".

         The Company uses the Employee Stock Option Plan as a long-term incentive plan for executive officers and key employees. The objectives of the Employee Stock Option Plan is to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant long-term equity interest in the Company. The Employee Stock Option Plan authorizes the Stock Option Committee to award stock options to officers and key employees. Stock option grants in fiscal 1998 were determined by the Stock Option Committee based upon recommendations of senior management.

         In February, 1998, the Compensation Committee retained the services of Mercer Consulting to review executive compensation and employment contract terms. Following several meetings and discussions with Mercer Consulting, employment agreements were approved for 13 key executives of the Company including the agreements with Messrs. Walker, Howard, Barr, Hager and Bronfein discussed below.

         The Company entered into new employment agreements, effective August 12, 1998, with Michael R. Walker as its Chairman and Chief Executive Officer, Richard R. Howard and David C. Barr as its Vice Chairmen and George V. Hager, Jr., as its Senior Vice President and Chief Financial Officer (collectively Messrs. Walker, Howard, Barr and Hager are the "Genesis Executives"). The agreement with Mr. Walker currently expires on August 12, 2003; the agreements with Messrs. Howard, Barr and Hager each currently expire on August 12, 2001. Unless notice of non-renewal is given by two-thirds of the entire Board of Directors, the current term of Mr. Walker's agreement shall automatically extend an additional year beginning on the anniversary thereof in 2001, and the agreements for Messrs. Barr, Howard and Hager extend an additional year beginning on the anniversary thereof in 1999. The annual base salaries of Messrs. Walker, Howard, Barr and Hager currently are $650,000, $400,000, $333,000 and $295,000, respectively, and are reviewable by the Company's Board of Directors at least annually. The agreements may be terminated by the Company at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of the Company's Board of Directors. Each Genesis Executive may terminate his employment agreement upon notice to the Company of the occurrence of certain events, including an election by the Company not to renew the term of the agreement, as described above. In the event that the Company terminates the Genesis Executive's employment agreement without Cause, or the Genesis Executive terminates his employment agreement as described in the preceding sentence, Mr. Walker is entitled to severance compensation equal to the greater of the remainder of the term of the agreement or three years average base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period and Messrs. Barr, Howard, and Hager are entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period. In each case the value of such stock options and cash bonus may not exceed 100% of such base salary. Messrs. Walker, Barr and Howard are entitled to certain insurance benefits. If a Genesis Executive becomes disabled, he will continue to receive all of his compensation and benefits so long as such period of disability does not exceed 12 consecutive months or shorter period aggregating 12 months in any 24 month period. Each employment agreement also contains provisions which are intended to limit the Genesis Executive from competing with the Company throughout the term of the agreement and for a period of two years thereafter. In addition, under the Senior Executive Employee Stock Ownership Program, the Company may make loans to the Genesis Executives to maintain a predetermined stock ownership position in the Company.

         The Company entered into an employment agreement, effective November 11, 1998, with Michael G. Bronfein as President and Chief Executive Officer of Neighborcare Pharmacies. The Company has consolidated its pharmacy, medical supply and infusion business under the brand name "NeighborCare," and Mr. Bronfein is the President and Chief Executive Officer of all subsidiaries of the Company which do business as NeighborCare. The agreement with Mr. Bronfein currently expires on November 11, 2001. The annual base salary of Mr. Bronfein is $350,000, and is reviewable by the Company's Board of Directors at least annually. The agreement may be terminated by the Company at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of the Company's Board of Directors. In the event that the Company terminates Mr. Bronfein's employment agreement without Cause, or Mr. Bronfein terminates his employment agreement as described in the preceding sentence, Mr. Bronfein is entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period, which value may not exceed 60% of his base salary. If Mr. Bronfein becomes disabled, he will continue to receive all of his compensation and benefits so long as such period of disability does not exceed 12 consecutive months or shorter period aggregating 12 months in any 24 month period. Mr. Bronfein's agreement also contains provisions which are intended to limit him from competing with the Company throughout the term of the agreement and for a period of two years thereafter.

         Compensation of the named executive officers for fiscal 1998 was determined in accordance with the employment agreements in effect prior to the adoption of the new employment agreements described above and/or the Company's compensation policies. In accordance with the previous employment agreements and the newly adopted employment agreements, base salary is reviewed annually and set by the Board, based upon the recommendation of the Committee, for Messrs. Walker, Howard, Barr and Hager.

         In the case of all other executive officers, compensation was set at levels consistent with the Company's policies and performance.

         Messrs. Walker, Howard, Barr, Hager and Bronfein's compensation for fiscal 1998 is commensurate with the Company's performance and their contributions thereto. As with the Company's other executive officers, Messrs. Walker, Howard, Barr, Hager and Bronfein's total compensation involve certain subjective judgment and are not based solely upon specific objective criteria.

         Generally, Section 162(m) denies deduction to any publicly held company such as the Company for certain compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers, excluding among other things certain performance-based compensation. The Compensation Committee will continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

         The Company uses the Employee Stock Option Plan as a long-term incentive plan for officers and senior executives of the Company. On November 11, 1998, the Stock Option Committee approved option grants of 200,000 Non-Qualified Options to each of Messrs. Howard and Barr, 75,000 Non-Qualified Options to Mr. Hager, and 50,000 Non-Qualified Options to Mr. Bronfein. In addition, as discussed above, subject to shareholder approval, the Stock Option Committee approved the grant of 300,000 Non-Qualified Stock Options Michael R. Walker, the Company's Chairman and Chief Executive Officer.

         In December, 1997, the Compensation Committee approved a Senior Executive Officer Stock Ownership Program. Under this program, by December, 2000, Messrs. Walker, Howard, Barr and Hager must own Common Stock in the Company with a market value equal to five times, four times, three times and three times their current salary, respectively. The Company is authorized to make full recourse loans to its senior executive employees under this program. The Compensation Committee believes that stock ownership by its senior executive employees creates a direct link between executive compensation and shareholder return, and serves to enable executives to maintain a significant long-term equity interest in the Company.


Samuel H. Howard                Stephen E. Luongo                Roger C. Lipitz

Summary Compensation Table

         The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 1998, fiscal 1997 and fiscal 1996.

                                                                           Long Term
                                    Annual Compensation                   Compensation
                                   ----------------------                 ------------
        Name and Position          Fiscal                                    Option
         With the Company           Year       Salary (2)     Bonus (3)   Awards (3)(4)       All Other Compensation (1)
         ----------------           ----       ----------     ---------   -------------       ----------------------
Michael R. Walker                   1998        $626,931       $    0              0                  $11,997
  Chairman and Chief                1997         521,621            0        200,000                   23,673
  Executive Officer                 1996         450,329            0              0                    7,844

Richard R. Howard                   1998        $376,924       $    0         67,900                  $ 9,054
  Vice Chairman and Director        1997         340,710            0          9,000                   15,829
                                    1996         307,035            0         67,000                    6,875

David C. Barr                       1998        $311,539       $    0              0                  $ 7,767
  Vice Chairman                     1997         273,333            0         18,500                    8,662
                                    1996         256,095                      53,000                    2,200
                                                                    0
George V. Hager, Jr.                1998        $287,616       $    0              0                  $ 3,787
  Senior Vice President and         1997         253,557        5,159         15,000                    5,961
  Chief Financial Officer           1996         224,994        4,143         45,000                    3,247

Michael G. Bronfein                 1998        $267,306       $    0         10,000                  $ 3,606
  President,                        1997         250,000            0              0                        0
  NeighborCare(SM) (5)              1996          65,032            0         75,000                        0

---------------
(1) Represents the Company's matching contribution under the 401(k), Profit Sharing Plan, Execuflex Plan and executive insurance policies.

(2) Includes compensation deferred under the Company's 401(k), Profit Sharing Plan, Execuflex Plan and other arrangements with the Company; does not include other payments made by the Company under the Company's 401(k), Profit Sharing Plan and Execuflex Plan.

(3) Under the Company's incentive compensation program, stock options issued under the Employee Stock Option Plan are the sole form of incentive compensation to most eligible employees, including the Company's executive officers. See "Executive Compensation and Certain Transactions - Incentive Compensation Program."

(4) Does not include 100,000, 42,500, 45,000 and 37,500 stock options Messrs. Walker, Howard, Barr and Hager forfeited, respectively.

(5)  Mr. Bronfein joined the Company on June 5, 1996.

Employment Agreements

         The Company entered into new employment agreements, effective August 12, 1998, with Michael R. Walker as its Chairman and Chief Executive Officer, Richard R. Howard and David C. Barr as its Vice Chairmen and George V. Hager, Jr., as its Senior Vice President and Chief Financial Officer. The agreement with Mr. Walker currently expires on August 12, 2003; the agreements with Messrs. Howard, Barr and Hager each currently expire on August 12, 2001. Unless notice of non-renewal is given by two-thirds of the entire Board of Directors, the current term of Mr. Walker's agreement shall automatically extend an additional year beginning on the anniversary thereof in 2001, and the agreements for Messrs. Barr, Howard and Hager extend an additional year beginning on the anniversary thereof in 1999. The annual base salaries of Messrs. Walker, Howard, Barr and Hager currently are $650,000, $400,000, $333,000 and $295,000, respectively, and are reviewable by the Company's Board of Directors at least annually. The agreements may be terminated by the Company at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of the Company's Board of Directors. Each Genesis Executive may terminate his employment agreement upon notice to the Company of the occurrence of certain events, including an election by the Company not to renew the term of the agreement, as described above. In the event that the Company terminates the Genesis Executive's employment agreement without Cause, or the Genesis Executive terminates his employment agreement as described in the preceding sentence, Mr. Walker is entitled to severance compensation equal to the greater of the remainder of the term of the agreement or three years average base salary plus the value of stock options (using a Black-Scholes valuation method) granted during such period and Messrs. Barr, Howard, and Hager are entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period. In each case, the value of such stock options and cash bonus may not exceed 100% of such base salary. Messrs. Walker, Barr and Howard are entitled to certain insurance benefits. If a Genesis Executive becomes disabled, he will continue to receive all of his compensation and benefits so long as such period of disability does not exceed 12 consecutive months or shorter period aggregating 12 months in any 24 month period. Each employment agreement also contains provisions which are intended to limit the Genesis Executive from competing with the Company throughout the term of the agreement and for a period of two years thereafter. In addition, under the Senior Executive Employee Stock Ownership Program, the Company may make loans to the Genesis Executives to maintain a predetermined stock ownership position in the Company.

         The Company entered into an employment agreement, effective November 11, 1998, with Michael G. Bronfein as President and Chief Executive Officer of Neighborcare pharmacies, a wholly-owned subsidiary of the Company. The Company has consolidated its pharmacy, medical supply and infusion business under the brand name "NeighborCare," and Mr. Bronfein is the president of all subsidiaries of the Company which do business as NeighborCare. The agreement with Mr. Bronfein currently expires on November 11, 2001. The annual base salary of Mr. Bronfein is $350,000, and is reviewable by the Company's Board of Directors at least annually. The agreement may be terminated by the Company at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of the Company's Board of Directors. In the event that the Company terminates Mr. Bronfein's employment agreement without Cause, or Mr. Bronfein terminates his employment agreement as described in the preceding sentence, Mr. Bronfein is entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period, which value may not exceed 60% of his base salary. If Mr. Bronfein becomes disabled, he will continue to receive all of his compensation and benefits so long as such period of disability does not exceed 12 consecutive months or shorter period aggregating 12 months in any 24 month period. Mr. Bronfein's agreement also contains provisions which are intended to limit him from competing with the Company throughout the term of the agreement and for a period of two years thereafter.

Retirement Plan

         On January 1, 1989, the Company adopted an employee Retirement Plan which consists of a 401(k) component and a profit sharing component. The Retirement Plan, which is intended to be qualified under Sections 401(a) and (k) of the Code, is a cash deferred profit-sharing plan covering all of the employees of the Company (other than certain employees covered by a collective bargaining agreement) who have completed at least 1,000 hours of service and twelve months of employment. Under the 401(k) component, each employee may elect to contribute a portion of his or her current compensation up to the lesser of $10,000 (or the maximum then permitted by the Code) or 15% (or for more highly compensated employees 2%) of such employee's annual compensation. The Company may make a matching contribution each year as determined by the Board of Directors. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely.

         The Company match since January, 1995 has been based on years of service. For an employee who has completed six years of service prior to the beginning of the calendar year, he receives a match of $0.75 per $1.00 of contribution up to 4% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 3% of his salary. If the employee contributes less than 4%, the Company contributes $0.75 per $1.00 of contribution.

         If an employee has not completed six years of service, he is matched $0.50 per $1.00 of contribution up to 2% of his salary. Therefore, if this employee contributes 2% or more of his salary, the Company contributes 1% of his salary. If the employee contributes less than 2%, the Company contributes $0.50 per $1.00 of contribution. Highly Compensated Employees (as such term is defined in the Code) regardless of their years of service, are matched $0.50 per $1.00 of contribution up to 2% of salary.

         Under the profit sharing provisions of the Retirement Plan, the Company may make an additional employer contribution as determined by the Board of Directors each year. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely. It is the Company's intent that employer contributions under the profit sharing provisions of the Retirement Plan are to be made 50% in the form of Common Stock and 50% in cash, and are to be made only if there are sufficient profits to do so. Profit sharing contributions are allocated among the accounts of participants in the proportion that their annual compensation bears to the aggregate annual compensation of all participants. All employee contributions to the Retirement Plan are 100% vested. Company contributions are vested in accordance with a schedule that generally provides for vesting after five years of service with the Company (any non-vested amounts that are forfeited by participants used to reduce the following year's contribution by the Company). Distribution of benefits normally will commence upon the participant's reaching age 65 (or, if earlier, upon the participant's death or disability). Payment of Retirement Plan benefits will generally be made in a lump sum unless an alternative equivalent form of benefit is elected. Certain special rules apply to the distribution of benefits to participants for whom the Retirement Plan has accepted a transfer of assets from another tax-qualified pension plan.

Stock Option Plans

         Employee Stock Option Plan. See "Approval of Amendments to the Company's Amended and Restated Employee Stock Option Plan" for a description of the Company's Employee Stock Option Plan.

         1998 Non-Qualified Employee Stock Option Plan. On November 11, 1998, the Company adopted the 1998 Non-Qualified Employee Stock Option Plan (the "Non-Officer Stock Option Plan") which authorizes the issuance of up to 1,500,000 shares of the Company's Common Stock. The Company uses the Non-Officer Stock Option Plan as a long-term incentive plan for non-officer employees of the Company. The objectives of the Non-Officer Stock Option Plan are to align the long-term interests of employees and shareholders by creating a direct link between compensation and shareholder return, and to enable employees to develop and maintain a significant long-term equity interest in the Company. The Employee Plan authorizes the Chief Executive Office to award Non-Qualified Stock Options to employees of the Company.

         Director Plan. In March 1992, the Company adopted, and in February 1993, the shareholders approved, the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to attract and retain non-employee directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. Payment of the exercise price for options granted under the Director Plan may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Director Plan are immediately exercisable and, except as indicated below, may not be exercised more than ten years from the date of grant.

         The Director Plan is administered by the Board of Directors of the Company, including non-employee directors, who may modify, amend, suspend or terminate the Director Plan, other than the number of shares with respect to which options are to be granted, the option exercise price, the class of persons eligible to participate, or options previously granted. Pursuant to the Director Plan, options may be granted for an aggregate of 225,000 shares of Common Stock. Options granted under the Director Plan are not incentive stock options under
Section 422 of the Code. The Director Plan terminates ten years after its approval by shareholders.

         At each Annual Meeting of shareholders, each individual who is elected, re-elected or continues as a non-employee director automatically is granted an option to purchase 4,500 shares of Common Stock at the then fair market value of the Common Stock. On February 24, 1998, each non-employee director of the Company was granted an option to purchase 4,500 shares of Common Stock at an exercise price of $28.75 per share.

Option Grants

         The following table sets forth certain information concerning stock options granted and not forfeited under the Employee Stock Option Plan during fiscal 1998 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company:

                        Option Grants in Last Fiscal Year

                                                                                          Potential Realizable
                                                                                                  Value
                                                                                           at Assumed Annual
                                                                                          Rates of Stock Price
                                           Individual Grants                        Appreciation for Option Term
                       -----------------------------------------------------------  ----------------------------
                                       Percent of Total
                                        Options Granted     Option
                            Options     to Employees In    Exercise     Expiration
        Name                Granted       Fiscal Year       Price           Date           5%            10%
        ----                -------    ----------------    --------     ----------    ----------     ----------
Michael R. Walker                0              0%              --            --              --             --
Richard R. Howard           67,900           6.32%          $28.75       2/24/08      $1,186,758     $3,056,022
David C. Barr                    0              0%              --            --              --             --
George V. Hager, Jr.             0              0%              --            --              --             --
Michael G. Bronfein         10,000            .93%          $28.75       2/24/08      $  174,780     $  448,604


The following table sets forth certain information concerning the shares acquired upon exercise of options, the number of unexercised options and the value of unexercised options at the end of fiscal 1998 held by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                             Number of        Value of Unexercised
                                                            Unexercised            In-the-Money
                                                            Options at          Options at Fiscal
                                                          Fiscal Year-End           Year-End
                      Shares Acquired                      Exercisable/           Exercisable/
        Name            on Exercise     Value Realized     Unexercisable        Unexercisable(1)
        ----          ---------------   --------------    ---------------     --------------------
Michael R. Walker           --                --         417,501/150,000          $967,262/$0
Richard R. Howard           --                --          203,750/76,900          $237,231/$0
David C. Barr               --                --          213,270/18,500          $516,495/$0
George V. Hager, Jr.        --                --          111,500/21,000          $286,875/$0
Michael G. Bronfein         --                --           52,500/32,500             $0/$0

(1) Stock Price at close of business on September 30, 1998 was $12.25.


Execuflex Plan

         In November 1991, the Company adopted the Execuflex Plan. All Company employees who achieve a certain salary grade and all employed physicians are entitled to participate in the Execuflex Plan. Pursuant to the terms of the Execuflex Plan, an eligible employee may authorize the Company to reduce his or her base compensation or bonuses and credit such amounts to a retirement account, education account or fixed period account.

         The Company match since March 1, 1997 has been based on years of service. For an employee who has completed ten years of service prior to the beginning of the calendar year, he receives a match of $0.75 per $1.00 of contribution up to 3% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 3% of his salary. If the employee contributes less than 4%, the Company contributes $0.75 per $1.00 of contribution. If an employee has completed more than six and less than ten years of service, he is matched $0.50 per $1.00 of contribution up to 2% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 2% of his salary. If the employee contributes less than 4%, the Company contributes $0.50 per $1.00 of contribution. If an employee has not completed seven years of service, he is matched $0.25 per $1.00 of contribution up to 1% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 1% of his salary. If the employee contributes less than 4%, the Company contributes $0.25 per $1.00 of contribution. Benefits derived from employee deferral contributions are not subject to forfeiture for any reason. Benefits derived from matching contributions made by the Company are forfeited if a member of the Execuflex Plan separates from the Company's employ prior to completing five years of employment with the Company.

Compensation Committee Interlocks and Inside Transactions

         Fred F. Nazem is a former director of the Company. A limited partnership (the "Nazem Affiliate") affiliated with Mr. Nazem owns 1.4% of the outstanding Common Stock of Genesis ElderCare Corp., the parent corporation of Multicare. Multicare is owned 44% by the Company and is consolidated for financial accounting purposes.

         The Nazem Affiliate's stock ownership is subject to an agreement (the "Put/Call Agreement") pursuant to which, among other things, the Company will have the option, on the terms and conditions set forth in the Put/Call Agreement to purchase (the "Call") Genesis ElderCare Corp. Common Stock held by the Nazem Affiliate commencing on October 9, 2001 and for a period of 270 days thereafter, at a price determined pursuant to the terms of the Put/Call Agreement. The Nazem Affiliate will have the option, on the terms and conditions set forth in the Put/Call Agreement, to require the Company to purchase (the "Put") such Genesis ElderCare Corp. Common Stock commencing on October 9, 2002 and for a period of one year thereafter, at a price determined pursuant to the Put/Call Agreement. Upon exercise of the Call, the Nazem Affiliate will receive at a minimum its original investment plus a 25% compound annual return thereon. Upon exercise of the Put, there will be no minimum return to the Nazem Affiliate; any payment to the Nazem Affiliate will be based upon a formula set forth in the terms of the Put/Call Agreement which provides generally for the preferential return of the stockholders' capital contributions (subject to certain priorities), a 25% compound annual return on the Nazem Affiliate's capital contributions and additional amounts to be divided based upon the proportionate share of the capital contributions of the stockholders to Genesis ElderCare Corp.

         In connection with the Multicare acquisition, the Company entered into a management agreement (the "Management Agreement") pursuant to which the Company will manage Multicare's operations. The Management Agreement has a term of five years with automatic renewals for two years unless either party terminates the Management Agreement. The Company will be paid a fee of six percent of Multicare's net revenues for its services under the Management Agreement provided that payment of such fee in respect of any month in excess of the greater of (i) $1,991,666 and (ii) four percent of Multicare's consolidated net revenues for such month, shall be subordinate to the satisfaction of Multicare's senior and subordinate debt covenants; and provided, further, that payment of such fee shall be no less than $23,9000,000 in any given year. Under the Management Agreement, the Company is responsible for Multicare's non-extraordinary sales, general and administrative expenses (other than certain specified third party expenses), and all other expenses of Multicare will be paid by Multicare. The Company also entered into an asset purchase agreement with Multicare and certain of its subsidiaries pursuant to which the Company acquired all of the assets used in Multicare's outpatient and inpatient rehabilitation therapy business for $24,000,000 subject to adjustment and a stock purchase agreement with Multicare and certain subsidiaries pursuant to which the Company acquired all of the outstanding capital stock and limited partnership interests of certain subsidiaries of Multicare that are engaged in the business of providing institutional pharmacy services to third parties for $50,000,000, subject to adjustment.

           In 1998 the Company sponsored the formation of ElderTrustSM ("ETT"), a Maryland real estate investment trust. ETT completed an initial public offering (the "ETT Offering") on January 26, 1998.

         Substantially all of the ETT operations are conducted through ElderTrust Operating Limited Partnership (the "Operating Partnership"). In fiscal year 1997, Messrs. Walker, Howard, Barr, and Hager formed MGI Limited Partnership ("MGI"). Upon completion of ETT Offering, MGI received 95,454 units in the Operating Partnership ("Units"), having a total value of approximately $1.9 million based on the ETT Offering price of the Common Shares of ETT. Certain other executives of the Company, including Mr. Bronfein, are also a partners of MGI.

         In connection with the ETT Offering, Mr. Walker received cash distributions totaling approximately $358,000 from the sale of his interests in GHV Associates SMOBGP to the Operating Partnership. Mr. Walker also received a direct or indirect interest in 88,110 Units in exchange for his ownership interests in GHV Associates, SMOBGP and two other limited partnerships. Such Units, together with Mr. Walker's interest in the Units distributed to MGI, have a total value of approximately $2.5 million based on the ETT Offering price of the Common Shares of ETT. In addition, Mr. Walker received approximately $1.9 million in cash from ETT as repayment of first mortgage indebtedness loaned by Mr. Walker to GHV Associates and SMOBGP.

         Mr. Walker received $50,000 in cash (representing a return of his initial investment) indirectly from the Operating Partnership upon the dissolution of Elder Trust Realty Group, Inc. following the sale by Elder Trust Realty Group, Inc. of all its assets and liabilities to the Operating Partnership.

         ETT granted to Mr. Walker options to purchase 150,000 Common Shares under ETT's 1998 Share Option and Incentive Plan. These options vest over three years.

         Upon consummation of the ETT Offering, Mr. Howard received a cash distribution totaling approximately $91,000 from SMOBGP. In addition, Messrs. Howard, Barr and Hager received a direct or indirect interest in 24,139 Units in the aggregate in exchange for their ownership interests in certain limited partnerships. Such Units have a total value of approximately $483,000 based on the assumed ETT Offering price of the Common Shares of ETT.

         The Company leases the Windsor Office Building and the Windsor Clinic and Training Facility (the "Buildings") from GHV Associates. Payments under these leases approximate $191,000 per year and the current term expires on December 31, 2004. The Company believes that the terms of these leases are at least as favorable to the Company as those it would have obtained from an unaffiliated party. The Company rents space in Maryland which is used as a medical clinic and therapy clinic pursuant to two leases with SMOBGP. Payments under these leases approximate $169,000 per year. The leases expire on September 30, 1999. The Company believes that the terms of these leases are at least as favorable to the Company as those it would have obtained from an unaffiliated party. GHV Associates is a partnership which was owned prior to the ETT Offering by among others, Michael R. Walker, an officer and director of the Company. Salisbury Medical Office Building General Partnership ("SMOBGP") is a partnership which was owned prior to the ETT Offering by among others, Richard
R. Howard and Michael R. Walker, officers and directors of the Company.

         The Company has made loans of approximately $7.8 million as of December 31, 1998 (the "Loan") for the benefit of HealthObjects Corporation and its subsidiaries (collectively, "HealthObjects"). HealthObjects is 82% beneficially owned by Michael G. Bronfein, an officer of the Company. Pursuant to a Participation Agreement between the Company and Mr. Bronfein and his wife, the Bronfeins participate in 50% of the Loan exceeding $5,000,000. In connection with the loan, HealthObjects has issued warrants for the purchase of 5% of all outstanding shares of HealthObjects to the Company.

         Stephen E. Luongo, a director and member of the Compensation Committee, is a partner in the law firm of Blank Rome Comisky & McCauley LLP which serves as outside legal counsel for the Company.

         On November 30, 1993, the Company paid approximately $205,000,000 to acquire substantially all of the assets and stock of Meridian Healthcare. Roger
C. Lipitz, a director, is a former stockholder of Meridian Healthcare and served as Meridian's Chairman. As part of the Meridian Transaction, the Company entered into agreements to lease and operate, for ten years with a five year renewal option, at an aggregate cost of $6,000,000 per year, seven geriatric care facilities owned by seven different partnerships formed by certain former shareholders of Meridian, including Mr. Lipitz (the "Former Shareholders"). In March 1996, the Company acquired for total consideration approximately $31,900,000, including the payment of assumed debt, the remaining partnership interest owned by the Former Shareholders in five geriatric care facilities which were jointly owned by the Company and limited partnerships owned by the Former Shareholders. The Company also pays approximately $923,000 per year to Towson Building Associates, L.P., a limited partnership formed by the Former Shareholders, to lease the Company's regional headquarters located in Towson, Maryland. In addition, the Company manages a retirement center owned by Brendenwood MRC L.P., a limited partnership owned by the Former Shareholders. Mr. Lipitz beneficially owns between 20% to 26.5% of the partnership interests in the referenced partnerships formed and owned by the Former Shareholders.

         Pursuant to the Senior Executive Officer Stock Ownership Plan, the Company has loans outstanding to Messrs. Howard Barr, and Hager in the amounts of $646,889.00, $820,962.00, and $624,244.00, respectively.

Stock Performance Graph

         The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Dow Jones Equity Market Index and the stock of a selected group of Health Care Provider companies. The graph assumes an investment of $100 in each on September 30, 1993, and, in the case of the Indexes, the reinvestment of all dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

          Genesis Health Ventures Inc., Dow Jones Equity Market Index,
                             Health Care Providers

                         Genesis Health Ventures Inc (GHV)




                                                    Cumulative Total Return
                                   -----------------------------------------------------------
                                        9/93      9/94      9/95     9/96      9/97      9/98

GENESIS HEALTH VENTURES, INC.         100.00    153.38    193.24   228.04    315.71     99.32
DOW JONES EQUITY MARKET               100.00    102.89    134.00   162.35    225.93    245.22
DOW JONES HEALTH CARE PROVIDERS       100.00    159.37    159.68   193.21    203.69    134.80





             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by the Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 1998, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Robert Reitz, Richard R. Howard, Barbara Hauswald, Fred Nazem and Vince Barnaba, each filed a late report on Form 4.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of KPMG LLP acted as the Company's independent public accountants for the fiscal year ended September 30, 1998 and has been selected by the Board of Directors to serve as the Company's independent public accountants for the fiscal year ending September 30, 1999. A representative of KPMG LLP is expected to be present at the shareholders' meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

         As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors did not have notice of at least 45 days before the date on which the Company first mailed its proxy materials for the 1998 Annual Meeting of Shareholders; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934 (the "Exchange Act"); and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

          SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

         Pursuant to recent amendments to the proxy rules under the Exchange Act, the Company's shareholders are notified that currently there is no deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Company's 2000 Annual Meeting of Shareholders (the "2000 Meeting"); as to all such matters which the Company does not have notice on or prior to December 15, 1999, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2000 Meeting to vote on such proposal. A shareholder proposal regarding the 2000 Meeting must be submitted to the Company at its headquarters located at 101 East State Street, Kennett Square, Pennsylvania, 19348, by September 30, 1999 to receive consideration for inclusion in the Company's 2000 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO THE CORPORATE SECRETARY, AT 101 EAST STATE STREET, KENNETT SQUARE, PENNSYLVANIA 19348.


                                        By Order of the Board of Directors

                                    /s/ Ira C. Gubernick
                                    -------------------------------------------
                                        IRA C. GUBERNICK
                                        Vice President - Office of the Chairman
                                        and Corporate Secretary

                                      PROXY
                          GENESIS HEALTH VENTURES, INC.
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 11, 1999
 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENESIS HEALTH VENTURES, INC.

The undersigned hereby constitutes and appoints Michael R. Walker and Richard R. Howard, and each of them, as attorneys and proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to represent the undersigned and to vote, as directed on the reverse side, all shares of Series G Cumulative Convertible Preferred Stock of Genesis Health Ventures, Inc. (the "Company") held by the undersigned as of December 18, 1998, at the Company's 1999 Annual Meeting of Shareholders to be held on March 11, 1999 or at any postponement or adjournment of the meeting.

PROPOSAL 1. FOR [ ] The election of Jack R. Anderson, Richard R. Howard and Samuel H. Howard as directors as described in the accompanying Proxy Statement.

To withhold authority to vote for all nominees, please check this box. [ ]

To withhold authority to vote for an individual nominee(s), clearly print his or their names on the space provided below.



PROPOSAL 2. The approval of the Amendments to the Company's Amended and Restated Employee Stock Option Plan as described in the accompanying Proxy Statement.

                  FOR  [ ]          AGAINST  [ ]              ABSTAIN  [ ]


THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 3.
PROPOSAL 3. If properly presented, the shareholder proposal to declassify the Board of Directors.

                  FOR  [ ]          AGAINST  [ ]              ABSTAIN  [ ]



                  (continued and to be signed on reverse side)

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE "FOR" THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1 AND PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

         BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Company's 1998 Annual Report to Shareholders, Notice of the Company's 1999 Annual Meeting of Shareholders and the Company's Proxy Statement dated February __, 1999.

                                         DATE:____________________________, 1999
                                                (Please date this Proxy)

                                         _______________________________________

                                         _______________________________________
                                                      Signature(s)

                                         Please sign your name exactly as it is
                                         printed on this proxy, indicating any
                                         title or representative capacity. If
                                         more than one name is printed on this
                                         proxy, then all must sign.



PLEASE DATE AND SIGN THIS PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                      PROXY
                          GENESIS HEALTH VENTURES, INC.
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 11, 1999
 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENESIS HEALTH VENTURES, INC.

The undersigned hereby constitutes and appoints Michael R. Walker and Richard R. Howard, and each of them, as attorneys and proxies for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to represent the undersigned and to vote, as directed on the reverse side, all shares of Common Stock of Genesis Health Ventures, Inc. (the "Company" )held by the undersigned as of December 18, 1998, at the Company's 1999 Annual Meeting of Shareholders to be held on March 11, 1999 or at any postponement or adjournment of the meeting.

PROPOSAL 1. FOR [ ] The election of Jack R. Anderson, Richard R. Howard and Samuel H. Howard as directors as described in the accompanying Proxy Statement.

To withhold authority to vote for all nominees, please check this box. [ ]

To withhold authority to vote for an individual nominee(s), clearly print his or their names on the space provided below.

--------------------------------------------------------------------------------

PROPOSAL 2. The approval of the Amendments to the Company's Amended and Restated Employee Stock Option Plan as described in the accompanying Proxy Statement.

                  FOR  [ ]          AGAINST  [ ]              ABSTAIN  [ ]


THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 3.
PROPOSAL 3. If properly presented, the shareholder proposal to declassify the Board of Directors.

                  FOR  [ ]          AGAINST  [ ]              ABSTAIN  [ ]



                  (continued and to be signed on reverse side)

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE "FOR" THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL 1 AND PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

         BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

         The undersigned hereby acknowledges receipt of the Company's 1998 Annual Report to Shareholders, Notice of the Company's 1999 Annual Meeting of Shareholders and the Company's Proxy Statement dated February __, 1999.



                                         DATE:____________________________, 1999
                                                (Please date this Proxy)

                                         _______________________________________

                                         _______________________________________
                                                      Signature(s)

                                         Please sign your name exactly as it is
                                         printed on this proxy, indicating any
                                         title or representative capacity. If
                                         more than one name is printed on this
                                         proxy, then all must sign.



PLEASE DATE AND SIGN THIS PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.